Exhibit 10.35

Bare Escentuals, Inc.

NOTE PURCHASE AGREEMENT

Re:  $125,000,000 15.0% Senior Subordinated Notes,

Due June 7, 2014

Dated as of June 7, 2006

TO EACH PURCHASER NAMED IN SCHEDULE I HERETO WHICH IS A SIGNATORY OF THIS AGREEMENT

Ladies and Gentlemen:

The undersigned, Bare Escentuals, Inc., a Delaware corporation (the “Company”), agrees with you as follows:

SECTION 1.                                DESCRIPTION OF NOTES.

Section 1.1.           Description of Notes.  The Company will authorize the issue and sale of $125,000,000 aggregate principal amount of its 15.0% Senior Subordinated Notes due June 7, 2014 (the “Notes”) to be dated the Closing Date, to bear interest (computed on the basis of a year of 360 days and twelve 30-day months) from such date at the rate of 15.0% per annum, payable quarterly in arrears on March 31st, June 30th, September 30th and December 31st (each, an “Interest Payment Date”) (commencing June 30, 2006) through PIK Notes and in full in cash on the Maturity Date and to be substantially in the form attached hereto as Exhibit A.  The entire amount of the interest payable on each Interest Payment Date on the Notes may be paid through the issuance of additional Notes (“PIK Notes”), the principal amount of which is equal to the interest then due (PIK Notes shall substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith and, after issuance thereof, any such PIK Note shall be a “Note”).  Notwithstanding the foregoing, the Company shall pay interest on the Notes in cash by wire transfer of immediately available funds to an account designated in writing by the holder (i) on each Interest Payment Date following the Payment in Full of the Senior Debt and, to the extent permitted under the Senior Loan Documents, on the Maturity Date, and (ii) at the option of the Company, if permitted by the Senior Loan Documents, on each Interest Payment Date prior to the Senior Debt Maturity Date.  During the continuance of an Event of Default under Section 6.1(a), 6.1(c) or 6.1(d) or the failure to comply with Section 5.6(b) or 5.10(b), as applicable hereunder, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from the date of occurrence of such Event of Default or compliance failure at the rate of 17.0% per annum or as otherwise provided in Section 1.4, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date (the “Default Rate”).  The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts set forth in Section 1 of this Agreement.  The terms which are capitalized herein shall have the meanings set forth in Annex A unless the context shall otherwise require.

Section 1.2.           Prepayments of Notes.

(a)           Optional Redemption.  Upon compliance with Section 1.3, and to the extent permitted by the Senior Loan Documents, the Company shall have the right to prepay at any time all, or from time to time, any part of, the Notes, in an amount not less than $500,000 or incremental multiples of $100,000 in excess thereof, at 100% of the principal amount to be prepaid together with accrued interest on the principal amount of the Notes to be prepaid.

(b)           Prepayment of Notes upon Change of Control.  Upon the occurrence of a Change of Control Agreement Date, the Company will give written notice (a “Control Change Notice”) of such fact to all holders of the Notes then outstanding no more than five (5) days after the Change of Control Agreement Date.  The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Agreement Date) in reasonable detail, (ii) make reference to this Section 1.2(b) and state that to the extent permitted by the Senior Loan Documents, and unless the holder makes a declaration of its intent not to have the Notes held by it prepaid, such Notes shall be prepaid in full on or prior to the later of the date of the Change of Control and the date which is five days after the Change of Control Agreement Date (the “Control Change Payment Date”), together with accrued interest thereon, and (iii) specify the date by which the holder must respond to such Control Change Notice pursuant to this Section 1.2(b) in order not to have the Notes held by it so prepaid.

All Notes held by such holder shall be prepaid in full together with accrued interest thereon on the Control Change Payment Date unless such holder delivers to the Company a written notice declining prepayment (the “Declaration Notice”) (which notice may provide, at the holder’s option, for a partial prepayment of such holder’s Notes).  The Company shall prepay in full on the Control Change Payment Date all Notes (other than Notes for which a written Declaration Notice has been issued) together with accrued interest thereon, provided that such prepayment only shall be made to the extent permitted by the Subordination Agreement.  Such Declaration Notice shall be effective only if provided to the Company within the earlier of (i) forty-five (45) days after the delivery of such Control Change Notice and (ii) the Change of Control Payment Date.  In the event that a Control Change Notice is given and a holder of the Notes fails to provide a Declaration Notice within the time period set forth above, the Notes held by such holder shall be prepaid on the Control Change Payment Date, together with accrued interest thereon.

All prepayments on the Notes pursuant to this Section 1.2(b) shall be made by the payment in cash of the aggregate principal amount remaining unpaid on such Notes, and accrued interest thereon to the date of such prepayment.

(c)           Prepayment of Notes From Excess Proceeds.  At any time the Senior Debt has been Paid in Full and the Company accumulates Excess Proceeds of $500,000 or more from Dispositions or sales or issuances of Equity Interests, the Company will give written notice (an “Excess Proceeds Notice”) of such fact to all holders of the Notes then outstanding no more than five (5) days after such accumulation.  The Excess Proceeds Notice shall (i) make reference to this Section 1.2(c) and state that to the extent permitted by the Senior Loan Documents, unless the holder makes a declaration of its intent not to have the Notes held by it prepaid, such Notes shall be prepaid pro rata (based on the unpaid principal amounts thereof) to the extent of the Excess Proceeds on a date which shall be thirty (30) days from the date of the Excess Proceeds Notice (the “Excess Proceeds Payment Date”), together with accrued interest thereon, and (ii) specify the date by which the holder must respond to such Excess Proceeds Notice pursuant to this Section 1.2(c) in order not to have the Notes held by it so prepaid.

To the extent permitted by the Senior Loan Documents, all Notes held by such holder shall be prepaid together with accrued interest thereon, on the Excess Proceeds Payment Date unless such holder delivers to the Company a Declaration Notice  (which notice may provide, at the holder’s option, for a partial prepayment of such holder’s Notes).  The Company shall, to the extent permitted by the Senior Loan Documents, prepay out of such Excess Proceeds on the Excess Proceeds Payment Date a pro rata portion of each Note (other than a Note for which a Declaration Notice has been issued), based on the unpaid principal amounts thereof, together with accrued interest thereon.  Such Declaration Notice shall be effective only if provided to the Company within twenty (20) days after the date of the Excess Proceeds Notice.  In the event that an Excess Proceeds Notice is given and a holder of the Notes fails to provide a Declaration Notice within the time period set forth above, the Notes held by such holder shall be prepaid pro rata (based on the unpaid principal amounts thereof) to the extent of the Excess Proceeds, together with accrued interest thereon provided that such prepayment only shall be made to the extent permitted by the Senior Loan Documents.

All prepayments on the Notes pursuant to this Section 1.2(c) shall be made by the payment in cash of the aggregate principal amount remaining unpaid on such Notes, and accrued interest thereon to the date of such prepayment.

Section 1.3.           Notice of Optional Prepayments of Notes.  The Company will give notice of any prepayment of the Notes pursuant to Section 1.2(a) to each holder thereof not less than seven (7) days nor more than sixty (60) days before the date fixed for such optional prepayment specifying (i) the date of prepayment, (ii) the principal amount of the holder’s Notes to be prepaid on such date, and (iii) the accrued interest applicable to the prepayment.  Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment.  Notice of prepayment having been so given, the principal amount of the Notes to be prepaid, together with accrued interest thereon, upon satisfaction of such conditions precedent, shall become due and payable on the prepayment date specified in said notice provided that (i) such prepayment only shall be made to the extent permitted by the Senior Loan Documents and (ii) the Company shall have the right to postpone the date for any such prepayment up to three times for up to seven (7) days per postponement by providing written notice to such effect, and of the date to which the prepayment has been postponed, to the holders of the Notes at least two (2) business days prior to the previously scheduled date for such prepayment.

Section 1.4.           Failure to Perform.  In addition to the provisions contained in Section 1.1, if the Company does not make any prepayment of the Notes upon the occurrence of a Change of Control Agreement Date as and when required under Section 1.2, or fails to pay the principal amount of, and all accrued unpaid interest on, the Notes in cash on the Maturity Date as required hereunder, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from one year after the date of failure to perform such obligation at the rate of 19.0% per annum, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date.

Section 1.5.           Direct Payment.  Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent holder which has given written notice to the Company requesting that the provisions of this Section 1.5 shall apply, the Company will punctually pay when required hereunder the principal thereof, interest thereon due with respect to said principal, or any amounts otherwise payable in respect of the Notes without any presentment thereof, directly to you, to your nominee or to such subsequent holder at your address, or your nominee’s address, set forth in Schedule I hereto or such other address as you, your nominee or such subsequent holder may from time to time designate in writing to the Company or, if a bank account maintained in the United States with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account maintained in the United States in any United States bank as you, your nominee or any such subsequent holder may from time to time direct in writing.

Section 1.6.           Transaction Fees.  On the Closing Date, the Company shall pay to you, a transaction fee in an amount equal to 1.0% of the principal amount of the Notes purchased by you, which fee shall be fully earned and payable on the Closing Date (the “Transaction Fee”).  On December 31, 2006, the Company shall pay to you, an additional transaction fee in an amount equal to 1.0% of (i) the amount of Notes issued on the Closing Date less (ii) the total amount of any prepayments received through such date (whether applied to the Notes, PIK Notes, or accrued interest).

Section 1.7.           Pro Rata Allocation.  Any and all payments on the Notes made by the Company shall be applied to the Notes then outstanding, together with all accrued and unpaid interest thereon.

SECTION 2.                                COMMITMENT; CLOSING DATE.

Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth the Company agrees to issue and sell to you, and you (severally, but not jointly) agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name on Schedule I hereto on the Closing Date for an aggregate purchase price equal to the principal amount of such Notes.

Delivery of the Notes will be made at the offices of Chadbourne & Parke LLP, against payment therefor by wire transfer to the Company at City National Bank, Acct # 0432714683, ABA# 122016066, in the amount of the purchase price less the Transaction Fee at 11:00 A.M., New York time, on June 7, 2006 or such later date (not later than June 12, 2006) as shall mutually be agreed upon by the Company and the Purchaser (the “Closing Date”).  The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A, for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

SECTION 3.                                CLOSING CONDITIONS.

Your obligation to purchase the Notes on the Closing Date shall be subject to (i) the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and (ii) to the following further conditions precedent:

Section 3.1.           Execution of Senior Subordinated Note Documents.  On or prior to the Closing Date:

(a)           you shall have received counterparts of this Agreement, duly executed and delivered to you by the Company and evidence of the simultaneous sale of the Notes to be sold to the Purchaser hereunder;

(b)           the Notes in the form attached as Exhibit A shall have been duly executed and delivered to you by the Company, and shall be in full force and effect; and

(c)           such other Senior Subordinated Note Documents as the holders of the Notes may reasonably request shall have been duly executed and delivered to you and shall be in full force and effect.

Section 3.2.           Closing Certificates.  You shall have received:

(a)           certificates dated the Closing Date, signed on behalf of the Company by a Responsible Officer of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the respective representations and warranties of the Company set forth herein are true and correct on and as of the Closing Date, (ii) the Company has performed all of its obligations and satisfied all conditions hereunder which are to be performed or satisfied contemporaneously with or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing;

(b)           certificates of the Secretary or Assistant Secretary of the Company dated the Closing Date and certifying (i) that attached thereto are true and complete copies of (A) the certificate of incorporation or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date, certified as of a recent date by the Secretary of State (or like official) of the jurisdiction of such Person’s formation, (B) the bylaws or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date and (C) resolutions duly adopted (and not modified, rescinded or amended) by the Board of Directors (or similar governing body) of such Person authorizing the execution, delivery and performance of each of the Senior Subordinated Note Documents to which it is a party; and (ii) as to the incumbency and specimen signature of each officer executing any of the Senior Subordinated Note Documents (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate described in this clause (b));

(c)           certificates of the Secretary or Assistant Secretary of Bare Escentuals Beauty, Inc., dated the Closing Date and certifying (i) that attached thereto are true and complete copies of (A) the certificate of incorporation or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date, certified as of a recent date by the Secretary of State (or like official) of the jurisdiction of such Person’s formation and (B) the bylaws or similar governing document (including all amendments thereto) of such Person, as in effect as of the Closing Date; and (ii) as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate described in this clause (c); and

(d)           a long form certificate as to the good standing of the Company and each of its Subsidiaries as of a recent date, from the Secretary of State (or like official) of its jurisdiction of formation and the jurisdictions in which its principal properties are located.

Section 3.3.           Legal Opinions.  You shall have received from Latham & Watkins LLP, counsel for the Company, its opinion dated the Closing Date, in form and substance reasonably satisfactory to you.

Section 3.4.           Payment of Fees and Expenses.  You shall have received from the Company on or prior to the Closing Date the payment of all reasonable out-of-pocket costs, fees and expenses (including, without limitation, reasonable legal fees and expenses incurred by your counsel) incurred in connection with your due diligence investigation of the Company and its Subsidiaries and the negotiation of the Senior Subordinated Note Documents.  You shall have received from the Company on or prior to the Closing Date the payment of the Transaction Fee.

Section 3.5.           Application of Certain Proceeds; Statement of Sources and Uses of Proceeds.  Substantially concurrently with the delivery of the Notes to you on the Closing Date (and, in any event, on the Closing Date), the Company shall apply substantially all of the proceeds of the sale of the Notes and other related transactions as follows:

(a)           not more than $341,000,000 in the aggregate to declare and pay a dividend to the Company’s shareholders; and

(b)           not more than $4,100,000 to pay fees and expenses related to the sale of the Notes and other related transactions.

You shall have received a detailed statement and evidence of such application of proceeds satisfactory in form and substance to you.

Section 3.6.           Existence and Authority of the Company and the Subsidiaries.  On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you, such documents and evidence with respect to the Company and its Subsidiaries as you may reasonably request in order to establish the existence and good standing of the Company and its Subsidiaries and the authorization of the transactions contemplated by the Senior Subordinated Note Documents and the Senior Credit Agreements.

Section 3.7.           Senior Credit Agreements and Related Agreements.

(a)           On or prior to the Closing Date the Company and its Subsidiaries, as applicable, shall have entered into amendments to the Senior Credit Agreements, each of which shall be in form and substance reasonably satisfactory to you and your special counsel in all respects and, except with respect to conditions relating to the consummation of all filings necessary to perfect the security interests of the Senior Lenders pursuant to the Senior Credit Agreements, no term, condition or provision thereof shall have been supplemented, amended, modified or waived without your prior written consent.

(b)           You shall have received a copy of the Senior Credit Agreements (including the above described amendments).  On or prior to the Closing Date, all conditions precedent to the effectiveness of the above described amendments under the Senior Credit Agreements shall have been fulfilled, and such transactions shall be consummated simultaneously with the consummation of the transactions contemplated hereby.

Section 3.8.           Absence of Material Adverse Change, Etc.  Since January 1, 2006, (x) no change constituting a Material Adverse Effect shall have occurred and (y) no event, development or circumstance shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.9.           Consents and Approvals.  All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, governmental bodies and non-governmental Persons required in order to consummate the transactions contemplated by the Senior Subordinated Note Documents and Senior Credit Agreements shall have been obtained or made and shall be in full force and effect.

Section 3.10.        Absence of Litigation, Orders, Etc.  There shall not be pending or threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company, its Subsidiaries or the respective assets or property of any of the foregoing which seeks to enjoin or restrain any of the transactions contemplated herein, or the Senior Credit Agreements or which you reasonably believe is likely to have a Material Adverse Effect.  No order of any court, arbitrator or governmental body shall be in effect which purports to enjoin or restrain any of the transactions contemplated herein or which you reasonably believe could constitute or result in a Material Adverse Effect.

Section 3.11.        Your Purchase Permitted by Applicable Laws; Legal Investment.  Your purchase of and payment for the Notes to be purchased by you hereunder on the Closing Date shall be permitted by the laws and regulations of the jurisdictions to which you are subject and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

Section 3.12.        Capital Structure; Liquidity.  On a consolidated basis, the capital structure of the Company shall include no more than $593,250,000 in outstanding principal amount of Indebtedness funded under the Senior Credit Agreements on the Closing Date and you shall have received a detailed calculation and evidence of the foregoing.  On a consolidated basis and immediately after giving effect to the transactions contemplated by this Agreement and the outstanding loans and commitments under the Senior Credit Agreements as of the Closing Date, (A) the Company shall have excess availability under the revolving credit facility under Senior Credit Agreements of not less than $25,000,000 and (B) the ratio of total funded Indebtedness (exclusive of the Indebtedness under the Senior Subordinated Note Documents) as of the Closing Date to EBITDA of the Company for the 12 months ended April 30, 2006 shall not be in excess of 5.50 to 1.0.

Section 3.13.        Satisfactory Proceedings.  All proceedings taken in connection with the transactions contemplated by the Senior Subordinated Note Documents and the Senior Credit Agreements, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

SECTION 4.                                REPRESENTATIONS.

Section 4.1.           Representations of the Company.  The Company represents and warrants to you that the following are true and correct on and as of the date hereof and on and as of the Closing Date:

(a)           Existence and Qualification; Power; Compliance With Laws.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Company is duly qualified or registered to transact business and is in good standing in the State of California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect.  The Company has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Senior Subordinated Note Document to which it is a Party and to perform its obligations under the Senior Subordinated Note Documents.  All outstanding capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws.  The Company is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, consents, approvals, orders, licenses and permits, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.  As of the Closing Date, the ownership of all issued and outstanding capital stock of  the Company is as set forth on Schedule II.

(b)           Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The Company has all requisite corporate or company power and authority, as applicable, to execute, deliver and perform the obligations under the Senior Subordinated Note Documents to which it is a party.  The execution, delivery and performance by the Company of the Senior Subordinated Note Documents to which it is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:

(i)            require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor of such Party;

(ii)           violate or conflict with any provision of such Party’s charter, articles of incorporation, bylaws, articles of organization or operating agreement, or other organizational documents, as applicable;

(iii)          result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(iv)          violate any Requirement of Law applicable to such Party;

(v)           result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected (it being understood, however, that the enforcement of the Senior Subordinated Note Documents may be limited in certain respects by the terms of the Senior Loan Documents); and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in this paragraph (v), in any respect that constitutes a Material Adverse Effect.

(c)           No Governmental Approvals Required.  Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Company of the Senior Subordinated Note Documents to which it is a Party.

(d)           Subsidiaries.

(i)            Each Significant Subsidiary is a legal entity duly formed, validly existing and, if such concept is legally recognized in such Subsidiary’s jurisdiction of organization, in “good standing” under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and, if such concept is legally recognized in any applicable jurisdiction, is in “good standing” as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(ii)           Each Significant Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

(e)           Financial Statements.  The Company has furnished to the Purchaser the audited financial statements of the Company and its Subsidiaries for the Fiscal Year ended January 1, 2006 and the internally-prepared financial statements of the Company and its Subsidiaries for the Fiscal Quarter ended April 2, 2006 and the Fiscal Months ended April 30, 2006 and May 28, 2006.

(f)            No Other Liabilities; No Material Adverse Changes.  The Company and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the internally-prepared balance sheet described in Section 4.1(e), other than liabilities and contingent liabilities arising (i) under the Senior Loan Documents or (ii) in the ordinary course of business since the date of such balance sheet.  As of the Closing Date, other than the transactions contemplated by Section 3.5 hereof and the execution, delivery and performance of the Senior Loan Documents, no circumstance or event has occurred that constitutes a Material Adverse Effect since January 1, 2006.

(g)           Title to and Location of Property.  The Company and its Subsidiaries have valid title to the Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the internally-prepared balance sheet described in Section 4.1(e), other than (i) items of Property that are immaterial or Property that is subsequently sold or disposed of in the ordinary course of business or (ii) exceptions to title that are immaterial or which are caused by Liens that secure the Indebtedness under the Senior Loan Documents.

(h)           Intangible Assets.  The Company and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of the Company, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

(i)            Litigation.  There are no Proceedings (whether or not purportedly on behalf of the Company or any of its significant Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting the Company or any Significant Subsidiary or any property of the Company or any Significant Subsidiary and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(j)            Binding Obligations.  The Senior Subordinated Note Documents will, when executed and delivered by Company, constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

(k)           No Default.  No event has occurred and is continuing that would constitute a Default or Event of Default.

(l)            ERISA.  With respect to each Plan:

(i)            such Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

(ii)           such Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

(iii)          no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect;

(iv)          the Company has not engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect; and

(v)           the Company has not incurred and does not expect to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

(m)          Regulation U; Investment Company Act.  No part of the proceeds from the sale of Securities hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U.  The Company is not nor is it required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(n)           Disclosure.  No written statement made by an Officer of the Company or any of its Subsidiaries to any Purchaser pursuant to this Agreement as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances known to the Company and existing at the date the statement was made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

(o)           Tax Liability.  The Company and its Subsidiaries have filed all tax returns on or prior to the date due, subject to any extensions, which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Company or any of its Subsidiaries, except (a) such taxes, if any, as are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes and, in each of the foregoing cases, so long as no material Property of the Company or any of its Subsidiaries is at material risk of being seized, levied upon or forfeited.

(p)           Hazardous Materials.  Except for such exceptions as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

                                (i)            neither Company nor any of its Subsidiaries nor any of their respective real properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

                                (ii)           neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

                                (iii)          there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries; and

                                (iv)          Company and its Subsidiaries have been and are in compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, except where any non-compliance would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(q)           Employee Matters.  There is no strike or work stoppage in existence or threatened and known to the Company involving the Company or any of its Subsidiaries that could reasonably be expected to constitute a Material Adverse Effect.

(r)            Solvency.  After giving effect to this Agreement, the other Senior Subordinated Note Documents and the Senior Credit Agreements, the Company shall be Solvent.

(s)           OFAC; PATRIOT Act.

(i)            Neither the Company or any of its Subsidiaries is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

(ii)           Each of the Company and its Subsidiaries is in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.2.           Representations of the Purchaser.  You represent as follows:

(a)           You are either (A) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated by the SEC under the Securities Act or (B) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, in either case, with such knowledge and experience in financial and business matters as necessary in order to evaluate the merits and risks of an investment in the Notes.

(b)           You represent that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes in violation of the Securities Act; it being understood, however, that the disposition of your property shall at all times be and remain within your control.

(c)           You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(i)            if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(ii)           the Source is either (A) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this clause (ii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iii)          the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iii); or

(iv)          the Source is a governmental plan; or

(v)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (v); or

(vi)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 4.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 5.                                COVENANTS.

From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

Section 5.1.           Payment of Notes.  The Company shall pay or cause to be paid the principal of and interest on the Notes on the dates and in the manner provided in the Notes and herein.

The Company shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 5.2.           Financial Statements, Reports, Etc.  The Company will keep, and will cause each of the Subsidiaries to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied, and will furnish to you so long as you are a holder of any Note and to each other holder of a Note (in duplicate if so specified below or otherwise requested):

(a)           Annual Reports.  As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the consolidated and consolidating statements of income, shareholders’ equity and cash flows, in each case of the Company and its Subsidiaries for such Fiscal Year, all in reasonable detail.  Such financial statements shall be certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of  the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of the Company and its Subsidiaries for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to the holders of the Notes (it being agreed that the holders of the Notes shall be deemed to have approved of any such certified public accountants approved by the Senior Lenders for purposes of preparing similar certifications called for under the Senior Loan Documents), which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of the Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards provided, however, that, with respect to any fiscal period ended 180 days or more after the consummation of an initial public offering of any of the Company’s Equity Interests, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of, the year-end financials of Company on Form 10-K for such Fiscal Year;

(b)           Quarterly Reports.  As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated and consolidating statements of income, stockholder’s equity and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.  Such financial statements shall be (i) certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject only to normal year-end accruals and audit adjustments and (ii) a narrative report describing the operations of the Company and its Subsidiaries for such period and for the period from the beginning of the then current Fiscal year to the end of such quarter provided, however, that, with respect to any fiscal period ended 180 days or more after the consummation of an initial public offering of any of the Company’s Equity Interests, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of the quarterly financials of Company on Form 10-Q for the relevant Fiscal Quarter;

(c)           Compliance Certificates.  Concurrently with any delivery of financial statements under Sections 5.2(a) and (b), (i) an Officer’s Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (ii) concurrently with any delivery of financial statements under Sections 5.2(a) and (b), a certificate of a Financial Officer of the Company, substantially in the form of Exhibit D attached hereto; and (iii) in the case of Section 5.2(a) above, a written statement of the accounting firm giving the report on the financial statements then being delivered pursuant to such Section stating that in the course of its regular audit of the financial statements of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, nothing came to their attention that caused them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Section 5 of this Agreement, insofar as they relate to financial and accounting matters, or if any Default has been noted, specifying the nature and extent thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination;

(d)           Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each Fiscal Month, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Month and the consolidated statement of income, stockholder’s equity and cash flows for such Fiscal Month, and the portion of the Fiscal Year ended with such Fiscal Month, all in reasonable detail provided, however, that, with respect to any fiscal period ended 180 days or more after the consummation of an initial public offering of any of the Company’s Equity Interests, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed null and void;

(e)           Financial Plan.  As soon as practicable, and in any event not later than thirty (30) days after the commencement of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the “Financial Plan” for such Fiscal Year), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for the current Fiscal Year, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year;

(f)            Other Information.  The Company shall provide to the holder of the Notes, copies of any other report or other document that is provided to the Senior Lenders under Section 6.1 of either of the Senior Credit Agreements at the time such report or other document is provided to the Senior Lenders;

(g)           Default; Event of Default.  As soon as practicable, and in any event within two (2) Business Days after a Responsible Officer of the Company or any Subsidiary becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Company is taking or proposes to take with respect thereto;

(h)           Senior Credit Agreements Notice.  As soon as possible, copies of any notices delivered to the Company under and pursuant to the Senior Credit Agreements, including without limitation, any notices of default thereunder; and

(i)            Publicly Filed Documents.  If at any time the Company or Bare Escentuals Beauty, Inc. registers securities under applicable securities laws, the Company will provide, promptly upon the filing thereof, copies of any publicly filed documents which the Company or Bare Escentuals Beauty, Inc. shall have filed with the SEC.

(j)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Senior Subordinated Note Document, as any holder of the Notes may reasonably request.

In connection with the foregoing, the Company shall, and shall cause its Subsidiaries, to permit you to visit with management and inspect the financial records and the property of the Company and its Subsidiaries at reasonable times during normal business hours and upon reasonable advance notice and to make extracts from and copies of such financial records, and permit you to discuss the affairs, finances and condition of the Company and its Subsidiaries with and be advised as to the same by the officers thereof and the independent accountants therefor.

Section 5.3.           Limitation on Restricted Payments and Distributions.

(a)           The Company will not, and the Company will not  permit any of its Subsidiaries to, pay Management Fees other than the payment by the Company and its Subsidiaries of

Management Fees with respect to and as provided under the terms of the Management Agreements in effect as of the date hereof or payments made to the Permitted Holders in connection with a buyout of the Management Agreements upon the closing of an underwritten public offering of shares on the capital stock of the Company or Bare Escentuals Beauty, Inc. (provided that such buyout amount is no more than 5 years worth of Management Fees payable under the Management Agreements), in each case so long as no Event of Default under Sections 6.1(a), 6.1(c) or 6.1(d) shall have occurred and remain in effect, or would occur as a result of any such payment.

(b)           Except with the prior written consent of the holders of the Notes, the Company will not, and the Company will not permit any of its Subsidiaries to, declare or pay or make any form of Distribution, whether from capital, income or otherwise, and whether in cash or other Property, other than (a) Distributions by any Subsidiary to the Company, to another Subsidiary or to any other Person (other than a Permitted Holder), (b) Distributions described in Section 3.5 of this Agreement, (c) Distributions constituting the repurchase of shares of common stock of the Company or any of its Subsidiaries (or any options rights with respect to such stock) owned by any former officer or employee of such entity not to exceed $10,000,000 in the aggregate (or if such Distributions are insufficient to effect such repurchases, the Company may issue promissory notes in exchange for such stock (or options rights) and subsequently may redeem such promissory notes), and (d) payments to purchase Capital Stock of the Company pursuant to Section 2.1(a) of the Stockholders Agreement, in each case so long as no Event of Default under Sections 6.1(a), 6.1(c) or 6.1(d) shall have occurred and remain in effect, or would occur as a result of any such payment.

Section 5.4.           Limitation on Transactions with Affiliates.  The Company shall not, and the Company shall not permit any of its respective Subsidiaries to, enter into any transaction of any kind with any Affiliate other than (without duplication):  (a) salary, bonus, employee stock option and other compensation and employment arrangements with directors, officers and employees in the ordinary course of business; (b) Distributions permitted pursuant to Section 5.3(b); (c) payments permitted under Section 5.3(a); (d) transactions (other than transactions between the Company and its Subsidiaries or among Subsidiaries) on overall terms at least as favorable to the Company or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power; (e) a transaction between the Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries; (f) payment of fees to Berkshire Partners LLC, JH Partners LLC or their Affiliates on the date hereof and reimbursement of expenses to such Persons on the date hereof; and (g) reimbursement of Transaction Costs.

Section 5.5.           Corporate Existence.  The Company shall, and shall cause each of its Significant Subsidiaries to, preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

Section 5.6.           Limitation on Incurrence of Additional Indebtedness.  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           the Indebtedness pursuant to this Agreement and the other Senior Subordinated Note Documents;

(b)           Indebtedness and any guaranty obligations under the Senior Loan Documents in an aggregate principal amount not to exceed $618,250,000, plus an $85 million cushion (the “Cushion”) (which can be utilized under either the Senior Loan Documents or other Indebtedness of Bare Escentuals Beauty, Inc. or its Subsidiaries so long as the aggregate principal amount thereof does not exceed $85 million), less the aggregate amount of all principal repayments and prepayments in respect of term loans and reductions of revolving loan commitments thereunder effected after the Closing Date (the “Senior Facilities Debt Cap Amount”) and refinancing or renewals thereof, provided that, (i) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus any unutilized Cushion (it being understood that any revolving loan commitments (whether drawn or undrawn) which have not been terminated or permanently reduced shall be included in determining the aggregate principal amount of Indebtedness solely for the purposes of this Section 5.6(b)(i)), (ii) the final scheduled maturity date of the refinancing Indebtedness is on or before June 7, 2014, (iii) any such refinancing Indebtedness shall not shorten the weighted average life of the Indebtedness being refinanced by more then one year; (iv) any such refinancing Indebtedness shall not, prior to an event of default under the Senior Credit Agreements, add additional negative covenants, additional events of default or otherwise amend the negative covenants in a manner that, when taken as a whole, make the negative covenants and events of default under such refinancing Indebtedness materially more restrictive than the negative covenants and events of default set forth in the Senior Credit Agreements on the date hereof; and (v) any such refinancing Indebtedness shall not increase the interest rate or the default interest rate applicable to the Senior Credit Agreements by more than two (2%) percent per annum above the highest interest rate or default interest rate, respectively, applicable to the Indebtedness incurred under the Senior Credit Agreements; provided however, that any failure by the Company or any of its Subsidiaries to comply with clauses (ii) through (v) shall not be deemed a Default or Event of Default hereunder but rather shall solely result in the Notes bearing interest at the Default Rate from the date of occurrence of the compliance failure and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date, in each case in accordance with Section 1.1.

(c)           the following contingent obligations and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the contingent obligations so extinguished:

(i)            contingent obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with a sales of assets;

(ii)           contingent obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of such Subsidiaries, in an aggregate amount not to exceed at any time $3,000,000;

(iii)          contingent obligations in respect of any Indebtedness or other obligations of such Subsidiaries not prohibited hereby;

(iv)          contingent obligations under take-or pay contracts in an aggregate amount not too exceed at any time $15,000,000;

(v)           contingent obligations under Interest Rate Protection Agreements permitted under the Senior Loan Documents; and

(vi)          any contingent obligations not otherwise described in this Section 5.6(c); provided that the maximum aggregate liability, contingent or otherwise, of the Company or such Subsidiaries in respect of all such contingent obligations shall at no time exceed $8,000,000;

(d)           Indebtedness in respect of Capital Leases or to finance the purchase price of equipment, fixtures, inventory and other similar property of the Company or such Subsidiaries aggregating not in excess of $30,000,000;

(e)           the Company and any of the Company’s Subsidiaries may become and remain liable with respect to Indebtedness to the Company or any Subsidiary of the Company;

(f)            Indebtedness described in Schedule III annexed hereto, including any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(g)           any Subsidiaries of the Company that are organized outside of the United States of America, any state thereof or the District of Columbia may become and remain liable with respect to additional Indebtedness to finance working capital and otherwise in an aggregate principal amount not to exceed $22,500,000 at any time outstanding;

(h)           the Company may remain liable with respect to any promissory note issued in exchange for stock in transactions otherwise permitted by Section 5.3(b)(c); and

(i)            Indebtedness not otherwise described above in an aggregate amount not to exceed any Cushion that has not otherwise been utilized under Section 5.6(b).

Section 5.7.           Restrictions on Liens.  The Company will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except Liens granted pursuant to the Senior Loan Documents or otherwise permitted under the Senior Loan Documents.

Section 5.8.           Board Observation Rights.  Unless York Street Mezzanine Partners, L.P. and its “Affiliates” (as defined in the Stockholders Agreement), including York Street

Mezzanine Partners II, L.P., shall have exercised their right to appoint an observer to the Board of Directors of the Company pursuant to Section 2.5(e) of the Stockholders Agreement, the York Street Purchasers shall have the right by written notice delivered to the Company to appoint one (1) observer who shall be entitled (i) to receive contemporaneously the same notice and other materials in respect of all meetings (both regular and special) (or written consents) of the Board of Directors of the Company and Bare Escentuals Beauty, Inc. and each committee thereof as are furnished to members of said Boards of Directors or such committee, (ii) to attend all meetings (and review all written consents prior to the execution thereof) of the Board of Directors of the Company and Bare Escentuals Beauty, Inc. and each committee thereof and (iii) to participate in all discussions conducted at meetings (or with respect to actions to be taken by written consent) of the Board of Directors of the Company and Bare Escentuals Beauty, Inc. and each committee thereof; provided, however, such observers shall not constitute members of the Board of Directors of the Company or Bare Escentuals Beauty, Inc. or any committee thereof and shall not be entitled to vote on any matters presented to said Board of Directors of the Company or Bare Escentuals Beauty, Inc. or any committee thereof.  Notwithstanding anything to the contrary, the rights granted to the observer (including the right to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings) shall be temporarily suspended if and to the extent, in the reasonable opinion of the Board of Directors of the Company or Bare Escentuals Beauty, Inc., as applicable, the observer’s attendance at any such meeting or portion thereof (i) violates any law or company policy regarding conflicts of interest with interested members of the Board of Directors of the Company or Bare Escentuals, Inc., as applicable, as applied generally to meetings of the Board of Directors of the Company or Bare Escentuals Beauty, Inc. or (ii) otherwise could violate the fiduciary duties of the Board of Directors of the Company or Bare Escentuals Beauty, Inc. or constitute a waiver of any attorney-client privilege that may exist in connection with such meeting or any portion thereof, as advised by outside counsel to the Company or Bare Escentuals Beauty, Inc.  The reasonable travel and out-of-pocket expenses incurred by any such observer in attending any such meetings shall be reimbursed by the Company or Bare Escentuals Beauty, Inc., as applicable.  Following an underwritten public offering of the Company’s common stock, the York Street Purchasers shall no longer have the right to appoint an observer to the Board of Directors of the Company or Bare Escentuals Beauty, Inc.  Notwithstanding the foregoing and Section 10.16 of this Agreement, the rights provided to the York Street Purchasers under this Section 5.8 shall terminate upon any assignment by the York Street Purchasers of their rights under this Agreement or under the Senior Subordinated Note Documents, other than an assignment to Affiliates permitted under Section 10.16(i) of this Agreement.

Section 5.9.           Underwritten Public Offerings.  The Company will not permit the Permitted Holders to sell their shares in an underwritten primary or secondary public offering of shares of capital stock of the Company or Bare Escentuals Beauty, Inc. without the Purchasers’ prior written consent.

Section 5.10.        Amendments.

(a)           The Company will not, and will not permit any of its Subsidiaries to, amend or modify any term or provision of (i) the Management Agreements after the Closing Date without in each case obtaining the prior written consent of the Purchasers to such amendment or waiver, if the effect of such amendment or waiver, would be materially adverse to the Company or Bare Escentuals Beauty, Inc. or (ii) organizational document of the Company or any of its Subsidiaries, if such amendment or modification in any respect will or is reasonably likely to adversely affect the interest of the holders of the Notes (other than with respect to clause (ii) only, customary amendments to such documents required in connection with the consummation of an underwritten public offering of shares of capital stock of the Company or Bare Escentuals Beauty, Inc.); and

(b)           the Company will not amend, modify, or waive, or permit any amendment, modification, or waiver of, any provision of the Senior Credit Agreements which shall do any of the following:

(i)            increases the amount of the outstanding loans and commitments thereunder beyond the Senior Facilities Debt Cap Amount;

(ii)           amends the final scheduled maturity date of the Indebtedness under the Senior Credit Agreements to a date after June 7, 2014;

(iii)          shortens the weighted average life of the Indebtedness incurred under the Senior Credit Agreements by more than one year;

(iv)       prior to an event of default under the Senior Credit Agreements, adds additional negative covenants, additional events of default, or otherwise amends the negative covenants in a manner that, when taken as a whole, make the negative covenants and events of default under the Senior Credit Agreements materially more restrictive than the negative covenants and events of default set forth in the Senior Credit Agreements on the date hereof;

(v)           increases the interest rate or the default interest rate applicable to the Senior Credit Agreements by more than two (2%) percent per annum above the highest interest rate or default interest rate, respectively, applicable to the Indebtedness incurred under the Senior Credit Agreements.

(c)           Any failure by the Company to comply with clauses (ii), (iii), (iv) or (v) of Section 5.10(b) shall not be deemed a Default or Event of Default hereunder but rather shall solely result in the Notes bearing interest at the Default Rate from the date of occurrence of the compliance failure and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date, in each case in accordance with Section 1.1.

SECTION 6.                                EVENTS OF DEFAULT AND REMEDIES THEREFOR.

Section 6.1.           Events of Default.  An “Event of Default,” wherever used herein, means any one of the following events:

(a)           the Company’s failure to pay any installment of principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, any prepayment required pursuant to Section 1.2 or the Company’s failure to pay any installment of interest on the Notes or any fees or other amounts due under this Agreement or the Notes within five (5) days after the due date;

(b)           the Company’s failure to observe or perform any other covenant or agreement contained in the Notes and this Agreement (other than covenants or agreements set forth in Sections 5.6(b)(ii) through (v) and 5.10(b)(ii) through (v)) and, except for the provisions under Sections 5.2 through 5.10, hereof, the continuance of such failure for a period of 30 days after the earlier of (i) an officer of the Company becoming aware of such default or (ii) receipt by the Company of written notice from a holder of the Notes identifying such default;

(c)           a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(d)           the Company or any Significant Subsidiary (i) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (e) above, (iii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary, (iv) files an answer admitting the material allegations of a petition filed against it in any proceeding of the type described in clause (e) above, (v) effects any general assignment for the benefit of creditors, (vi) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due, (vii) winds up or liquidates or (viii) takes any action for the purpose of effecting any of the foregoing;

(e)           any representation, warranty, certification or other statement made by the Company in any Senior Subordinated Note Documents or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Senior Subordinated Note Document is false in any material respect on the date made;

(f)            any order, judgment or decree is entered against the Company or any Subsidiary decreeing the dissolution or split up of the Company or any Significant Subsidiary and such order remains undischarged for a period in excess of 30 days; and

(g)           Any Senior Subordinated Note Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Company or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof

(exclusive of questions of interpretation of any provision thereof), or the Company shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Senior Subordinated Note Document.

Section 6.2.           Remedies. If any Event of Default shall occur and be continuing, the holders of a majority of the aggregate principal amount of the Notes may proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, to the extent permitted under the Subordination Agreement.  No remedy conferred in this Agreement upon any holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

SECTION 7.                                AMENDMENTS, WAIVERS AND CONSENTS.

Section 7.1.           Consent Required.  Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of a majority in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all the Notes then outstanding, no such amendment or waiver shall be effective which will extend the time for payment (including any prepayment required by Section 1.2) of the principal of or the interest on any Note or change the principal amount thereof or reduce the rate of interest thereon.

Section 7.2.           Solicitation of Holders.  So long as there are any Notes outstanding, the Company and its Affiliates will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless the holders of a majority of the aggregate principal amount of the Notes shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable such holders to make an informed decision with respect thereto.  The Company and its Affiliates will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, pro rata based on the principal amount outstanding to the holders of the then outstanding Notes.

Section 7.3.           Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.                                INTERPRETATION OF AGREEMENT.

Section 8.1.           Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable.

Section 8.2.           Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 8.3.           Fiscal Quarters.  Where any provision in this Agreement refers to a fiscal quarter ending on a specific date, such provision shall be construed to refer to the fiscal quarter of the relevant entity ending nearest such specific date.

Section 8.4.           Document References.  Except as otherwise provided herein, where any provision in this Agreement refers to a specific document, such provision shall be construed to refer to such document as it may be amended from time to time in accordance with the provisions of this Agreement.

SECTION 9.                                INDEMNIFICATION

Section 9.1.           General. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the holders of the Notes and their respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Notes, or the other Senior Subordinated Note Documents, including, without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Notes or the other Senior Subordinated Note Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or indebtedness of the Company or derivative actions brought by any Person claiming through or in the Company’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Senior Subordinated Note Documents, or any Indemnified Party’s role in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 9.1 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted solely from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities that shall be permissible under applicable Requirements of Law.  In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, promptly to reimburse, without duplication, each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the willful misconduct or gross negligence of such Indemnified Party.  Notwithstanding the foregoing, if any amount becomes payable by the Company under this Section 9.1 prior to the Payment in Full of the Senior Debt, such amount shall not be payable by the Company until the Senior Debt is Paid in Full, and shall accrue interest at the rate provided in Section 1.1 from the date the Company would otherwise be obligated to pay such amounts until the date paid by the Company.

Section 9.2.           Procedure; Notification.  Each Indemnified Party under this Section 9 will, promptly after the receipt of written notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Section, notify the Company in writing of the commencement thereof.  The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability that it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company being materially prejudiced thereby.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.  The Company agrees that it will not, without the prior written consent of the holders of the Notes, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent (a) does not require the Indemnified Party to pay any amount or take, or refrain from taking, any action and (b) includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

SECTION 10.                          MISCELLANEOUS.

Section 10.1.        Registered Notes.  The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the “Note Register”) and the Company shall register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

Subject to Section 10.16 hereof, at any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement.  Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

Section 10.2.        Exchange of Notes.  At any time and from time to time, upon not less than ten (10) days’ notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 10.1, this Section 10.2 or Section 10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in such other smaller denominations as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange.  The Company will pay all charges including, without limitation, any stamp tax or governmental charge or expense imposed upon such exchange or transfer.

Section 10.3.        Loss, Theft, Etc. of Notes.  Upon receipt of reasonable evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note (as applicable), of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.  If the Purchaser is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 10.4.        Expenses, Stamp Tax Indemnity.  Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the other Senior Subordinated Note Documents and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement or the other Senior Subordinated Note Documents.  The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding.  The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any other Person in connection with the transactions contemplated by this Agreement.  You represent that you have not retained any broker in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, if any amount becomes payable by the Company under this Section 10.4 prior to the Payment in Full of the Senior Debt (other than expenses payable under this Section 10.4 on the date hereof in connection with the closing of the transactions contemplated hereby), such amount shall not be payable by the Company until the Senior Debt is Paid in Full or otherwise approved by the Senior Lenders, and shall accrue interest at the rate provided in Section 1.1 from the date the Company would otherwise be obligated to pay such amounts until the date paid by the Company.

Section 10.5.        Powers and Rights Not Waived; Remedies Cumulative.  No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

Section 10.6.        Notices.  All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 71 Stevenson Street, 22nd floor, San Francisco, CA  94105, fax no. 415-840-0649 or to such other address as the Company may in writing designate to you or to a subsequent holder of the Notes initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

Section 10.7.        Non-Business Days.  Whenever any payment to be made under this Agreement or the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next Business Day. Such extension of time in each such case shall be included in computing interest in connection with such payment.

Section 10.8.        Waiver of Trial by Jury.  Each of the parties hereto hereby, to the fullest extent permitted by law, waives trial by jury in any action brought under or in connection with any of the Senior Subordinated Note Documents.

Section 10.9.        Successors and Assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

Section 10.10.      Entire Agreement.  This Agreement, the Notes, and the other Senior Subordinated Note Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.11.      Survival of Covenants and Representations.  All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the other Senior Subordinated Note Documents.

Section 10.12.      Legends.  The Purchaser covenants and agrees that until all Senior Debt is Paid in Full in cash, the Note and any replacement thereof, and any other promissory note, document or instrument evidencing Indebtedness under the Senior Subordinated Debt Documents shall bear at all times, in a conspicuous manner, the following legend:

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2006 AMONG YORK STREET MEZZANINE PARTNERS, L.P., YORK STREET MEZZANINE PARTNERS II, L.P., CERTAIN OTHER NOTE PURCHASERS PARTY THERETO, BARE ESCENTUALS, INC., AND BNP PARIBAS, AS AGENT, TO THE SENIOR DEBT (AS DEFINED THEREIN), AS MORE PARTICULARLY DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.  A COPY OF THE AGREEMENT AND SUBORDINATION AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY BARE ESCENTUALS, INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Section 10.13.      Severability.  Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 10.14.      Governing Law.  This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

Section 10.15.      Captions.  The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 10.16.      Assignment and Transfer.  Each holder of the Notes may assign its rights under this Agreement and the Senior Subordinated Note Documents in compliance with applicable securities laws (i) to its Affiliates or other holders of the Notes without the prior written consent of the Company and (ii) to any Person other than its Affiliates or other holders of the Notes, with the consent of the Company (in its sole discretion); provided that any purported transfer that would cause a violation of this proviso shall be null and void.  The Company shall use commercially reasonable efforts to cooperate with Purchaser and any potential permitted transferees to provide information and to effect any such permitted transfer.  For purposes of the definition of “Affiliate” in this Section 10.16, the references to “10%” in the definition of “Affiliate” shall be deemed to refer to “50%”.

[signature page follows]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

BARE ESCENTUALS, INC.

By:                              /s/ Leslie A. Blodgett
Name: Leslie A. Blodgett
Title: Chief Executive Officer

Accepted as of June 7, 2006.

YORK STREET MEZZANINE PARTNERS, L.P.

By:                             YORK STREET CAPITAL PARTNERS II, L.L.C., ITS GENERAL PARTNER

By:                              /s/ Robert M. Golding
Name: Robert M. Golding

                                               Title: Managing Director

YORK STREET MEZZANINE PARTNERS II, L.P.

By:                             YORK STREET CAPITAL PARTNERS II, L.L.C., ITS GENERAL PARTNER

By:                              /s/ Robert M. Golding
Name: Robert M. Golding

                                                Title: Managing Director

APOLLO DISTRESSED INVESTMENT OFFSHORE FUND, LTD

BY:                          APOLLO DIF MANAGEMENT, L.P., ITS INVESTMENT MANAGER

By:          /s/ Abraham Katz
                Name: Abraham Katz

                Title: Vice President

APOLLO DISTRESSED INVESTMENT FUND (QP), L.P.

BY:                            APOLLO DIF MANAGEMENT, L.P., ITS INVESTMENT MANAGER

By:          /s/ Abraham Katz
                Name: Abraham Katz

                Title: Vice President

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CITIGROUP FINANCIAL PRODUCTS INC.

By:                               /s/ Gregory Frenzel
Name: Gregory Frenzel

                                                Title: Managing Director

FEINGOLD O’KEEFFE MASTER FUND, LTD.

By:                               /s/ R. John O’Keefe
Name: R. John O’Keeffe
Title: Authorized Signatory

DEERFIELD TRIARC CAPITAL LLC

By:                                /s/ Robert C. Green
Name: Robert C. Green
Title: President

OCM MEZZANINE FUND II, L.P.

BY:          OCM MEZZANINE FUND II GP, LLC,
                GENERAL PARTNER

BY:                            OAKTREE CAPITAL
MANAGEMENT, LLC, MANAGING
MEMBER

By:                               /s/ Gary D. Trabka
Name: Gary D. Trabka

                                               Title: Managing Director

By:                               /s/ William B. Sacher
Name: William B. Sacher

                                               Title: Managing Director

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ANNEX A

DEFINITIONS

Unless the context otherwise requires, the terms hereinafter set forth when used in this Agreement shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness, all interest accruing thereon after the filing of a petition by or against the Company under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.  For the avoidance of doubt, Teacher’s Private Capital and its Affiliates shall be considered Affiliates of the York Street Purchasers.

“Bankruptcy Law”  means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Change of Control” means any of the following:

(a)           at any time prior to the consummation of an initial public offering of any of the Company’s Equity Interests, Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding shares of Capital Stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Company;

(b)           at any time after the consummation of an initial public offering of any of the Company’s Equity Interests, (I) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 30% of the capital stock of Company, or (II) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding Permitted Holders, shall become the beneficial owner, directly or indirectly, of a greater percentage of the then outstanding voting stock of the Company than that held by Permitted Holders;

(c)           during any period of twelve (12) consecutive months, the Board of Directors of the Company shall not consist of a majority of the Continuing Members; or

(d)           the failure at any time of Company to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Bare Escentuals Beauty, Inc. or the failure at any time of Company to have the ability to elect all of the Board of Directors of Bare Escentuals Beauty, Inc.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change of Control Agreement Date” shall mean any date upon which any Person enters into an agreement pursuant to which a Change of Control shall occur.

“Closing Date” shall have the meaning assigned to it in Section 2.

“Closing Date Shareholders” means the shareholders of the Company on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to it in the preamble to this Agreement.

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“Continuing Member” means, as of any date of determination any member of the board of directors of the Company who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the affirmative vote of a majority of the members who were either members of such board of directors on the Closing Date or whose nomination or election was previously so approved (iii) or was nominated for election or elected to such board of directors by Berkshire Partners LLC, JH Partners LLC or one of their Affiliates.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Control Change Notice” shall have the meaning assigned to it in Section 1.2(b).

“Control Change Payment Date” shall have the meaning assigned to it in Section 1.2(b).

“Cushion” shall have the meaning assigned to it in Section 5.6.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Declaration Notice” shall have the meaning assigned to it in Section 1.2(b).

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 1.1.

“Disposition” means the sale, transfer or other disposition (including, without limitation, by way of casualty, loss, theft or condemnation, eminent domain or other similar proceedings) in any single transaction or series of related transactions of any asset, or group of related assets, of the Company or any Subsidiary other than (a) cash, Investments (other than Investments in a Subsidiary), Inventory or other assets sold or otherwise disposed of in the ordinary course of business of the Company or any Subsidiary, (b) equipment sold or otherwise disposed of by a Subsidiary of the Company which is not a Significant Subsidiary, (c) any asset transferred by the Company or any Subsidiary to any Significant Subsidiary of the Company, (d) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 270 days is acquired, by the Company or any Subsidiary, (e) obsolete assets no longer useful in the business of the Company or any Subsidiary whose carrying value on the books of the Company or such Subsidiary is less than $500,000 and (f) any other assets disposed of by the Company to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $50,000 or less.

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“Distribution” means, with respect to any Equity Interest issued by a Person, or any warrant or right to acquire any Equity Interest of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such Equity Interest, (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of any such Equity Interest, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such Equity Interest.

“EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any non-recurring loss reflected in such Net Income, minus (c) any non-recurring gain reflected in such Net Income, plus (d) Interest Expense of the Company and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of the Company and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of the Company and its Subsidiaries for that period, plus (g) all other non-cash, non-recurring expenses of the Company and its Subsidiaries for that period (including non-cash compensation changes and non-cash amortization related to purchase price accounting), plus (h) any Management Fees paid during such period, plus (i) up to $1.4 million of the aggregate amount of transaction costs and expenses incurred by the Company and its Subsidiaries in connection with the October 2005 recapitalization, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), (g), (h) and (i) only to the extent reflected in the determination of Net Income for that period.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future common law duties or obligations, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or their properties (including without limitation any Hazardous Materials Laws).

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

 “ERISA Group” means the Company, any of its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning assigned to it in Section 6.1.

“Excess Proceeds” means the accumulated Net Cash Proceeds from Dispositions and sales or issuances of Equity Interests not applied (i) to retire Indebtedness due under the Senior Loan Documents or Indebtedness that is otherwise required to be retired in connection with such Disposition pursuant to the terms of thereof or (ii) invested in Related Business Assets and property (except in connection with the acquisition of a Person that becomes a Subsidiary of the Company in a Related Business), other than notes, bonds, obligations and securities.

“Excess Proceeds Notice” shall have the meaning assigned to it in Section 1.2(c).

“Excess Proceeds Payment Date” shall have the meaning assigned to it in Section 1.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Month” means each calendar month in the Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year (as reflected on Exhibit C hereto).

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries as reflected on Exhibit C hereto.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect at the time.

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“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Hazardous Materials” means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious wastes,” “pollutant substances,” “solid waste” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Laws” means all Laws pertaining to the generation, treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by the Company or any Subsidiary thereof, or any portion thereof, including without limitation the following:  the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. § 1801, et seq.), the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws have been or are amended from time to time.

“Indebtedness” means as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding trade payables incurred in the ordinary course of business and constituting current obligations), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note, (v) monetary obligation of such Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and (vi) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; provided that obligations under Interest Rate Agreements and Currency Agreements (in each case as defined under the Senior Credit Agreements) shall not constitute Indebtedness.

“Indemnified Party” shall have the meaning assigned to it in Section 9.1.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

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“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid, payable or accrued (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid, payable or accrued (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Payment Date” shall have the meaning assigned to it in Section 1.1.

“Interest Rate Protection Agreement” means a written agreement between the Company and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all goods, merchandise and other personal property held for sale or lease by any such Person, or which is furnished by such Person under any contract of service or is held by such Person as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by such Person in the ordinary course of its business, whether now owned or hereafter acquired by such Person.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person.  The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or has been converted into cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issue Date” means the date of first issuance of the Notes under this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Liabilities” shall have the meaning assigned to it in Section 9.1.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred

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or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a true lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Management Agreements” means each of (a) the Management Agreement dated June 10, 2004 by and between Bare Escentuals Beauty, Inc. (formerly named MD Beauty, Inc.) and JH Partners LLC, as amended by an amendment thereto of even date herewith and (b) the Management Agreement dated June 10, 2004 by and between Bare Escentuals Beauty, Inc. (formerly named MD Beauty, Inc.) and Berkshire Partners LLC, as amended by an amendment thereto of even date herewith.

“Management Fees” means ordinary and customary investment banking, consulting and financial advisory fees payable by the Company and its Subsidiaries to JH Partners LLC and Berkshire Partners LLC.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” shall mean any change or changes or effect or effects that, individually or in the aggregate, in the reasonable opinion of the holder or holders of a majority in aggregate principal amount the Notes, are or are likely to be, materially adverse to (a) the business, property, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the transactions contemplated by this Agreement, (c) the ability of the Company to perform its obligations under this Agreement or any of the other Senior Subordinated Note Documents or (d) the rights of or benefits or remedies available to the holders of the Notes under any Senior Subordinated Note Document.

“Maturity Date” means the later of (i) June 7, 2014, or (ii) the date that is 12 months after the Senior Debt Maturity Date.

“Multiemployer Plan” shall have the same meaning as in ERISA.

“Net Cash Proceeds” means the aggregate amount of cash received by the Company in the case of a Disposition less the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Disposition, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Subsidiary in connection with such Disposition in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carry forwards, and similar tax attributes.

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Company and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

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“Note Register” shall have the meaning assigned to it in Section 10.1.

“Notes” shall mean the 15.0% Senior Subordinated Notes, due June 7, 2014, of the Company in an initial aggregate principal amount of $125,000,000 issued under and pursuant to this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officer’s Certificate” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Party” means any Person other than the holders of the Notes, which now or hereafter is a party to any of the Senior Subordinated Note Documents.

“Paid in Full” or “Payment in Full” means the irrevocable termination of all commitments to extend credit that would constitute Senior Debt, the payment in full in cash of all Senior Debt, including (without limitation) principal, interest, fees, costs (including but not limited to post-petition interest, fees and costs even if such interest, fees and costs are not an allowed claim enforceable against any Debtor in a bankruptcy case under applicable law) and premium (if any), and the discharge or cash collateralization (in an amount equal to 105% of the maximum amount that may be drawn thereon) of all letters of credit outstanding under the Senior Credit Agreements. If the Senior Debt is Paid in Full as provided above, and any payment thereon is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or Federal law, common law or equitable cause or otherwise, and whether as a result of any demand, settlement, litigation or otherwise, then the Senior Debt shall be deemed revived and not Paid in Full until subsequently Paid in Full as provided above.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

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“Permitted Holder” shall mean (a) Berkshire Partners LLC, JH Partners LLC and their Affiliates, or any entities controlled thereby or any of the partners thereof and/or (b) any Permitted Transferee of any Person in clause (a).

“Permitted Transferee” shall mean, with respect to any Person, (a) any Affiliates of such Person, (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (c) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of the Company.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“PIK Notes” shall have the meaning assigned to it in Section 1.1.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” shall have the meaning assigned to it in Section 4.2(c)(ii).

“Purchaser” shall mean each Person designated as a Purchaser on Schedule I hereto.

“QPAM” shall have the meaning assigned to it in Section 4.2(c)(iii).

“QPAM Exemption” shall have the meaning assigned to it in Section 4.2(c)(iii).

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by the Company or any Subsidiary.

“Regulation U” means such regulation of the Federal Reserve Board, as in effect from time to time.

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“Related Business” means the business conducted by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are substantially related or ancillary businesses.

“Related Business Asset” means assets that the Company determines will be used in a Related Business.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” shall mean the president, the chief executive officer or the chief financial officer of either a Subsidiary or of the Company, as the case may be.

“Rights of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

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 “Securities” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence or Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Credit Agreements” means that certain Credit Agreement, dated as of February 18, 2005, by and among Company and its Subsidiaries, the financial institutions from time to time party thereto, and BNP Paribas, as administrative agent, as amended by (i) that certain First Amendment to Credit Agreement, dated as of July 21, 2005, (ii) that certain Second Amendment to Credit Agreement, dated as of October 7, 2005, (iii) that certain Third Amendment to Credit Agreement, dated as of March 17, 2006, and (iv) that certain Fourth Amendment to Credit Agreement, dated as of the date hereof, and that certain Term Loan Credit Agreement, dated as of February 18, 2005, by and among Company and its Subsidiaries, the financial institutions party thereto, and BNP Paribas, as administrative agent, as amended by (i) that certain First Amendment to Term Loan Agreement, dated as of July 21, 2005, (ii) that certain Second Amendment to Term Loan Agreement, dated as of October 7, 2005, (iii) that certain Third Amendment to Term Loan Agreement, dated as of March 17, 2006, and (iv) that certain Fourth Amendment to Term Loan Agreement, dated as of the date hereof, as either or both of them may be amended, modified, waived, supplemented, extended, restated, replaced or refinanced from time to time, with the same Senior Lenders or different Senior Lenders (but not to include Berkshire Partners LLC, JH Partners LLC and their Affiliates), including amendments, replacements and refinancings that increase the amount of obligations thereunder (including, without limitation, increases in the principal amount thereof).  For purposes of clarification, any refinancings of the Senior Credit Agreements permitted under Section 5.6(b) shall be deemed “Senior Credit Agreements” hereunder.

“Senior Debt” means all present and future obligations of the Company or any of its Subsidiaries owing to one or more Senior Lenders, or any of them, arising out of or related to the extension of credit or other financial accommodations by Senior Lenders under the Senior Credit Agreements and the other Senior Loan Documents, including, without limitation, all claims for principal and interest, reimbursement obligations in respect of letters of credit, obligations under hedge agreements or in connection with cash management services, indemnification obligations and reimbursement of fees, costs and expenses, or otherwise, whether fixed or contingent, matured or unmatured, liquidated or unliquidated.  PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE SENIOR DEBT SHALL INCLUDE ANY INTEREST, FEES, COSTS AND CHARGES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) PAYABLE BY THE COMPANY AND THE OTHER LOAN PARTIES UNDER THE SENIOR CREDIT AGREEMENTS AND THE OTHER LOAN DOCUMENTS THAT: (I) ACCRUES AND BECOMES DUE AFTER THE FILING OF A PETITION BY OR AGAINST HOLDINGS OR ANY OF THE OTHER LOAN PARTIES UNDER TITLE 11 OF THE UNITED STATES CODE, AS AMENDED (THE “BANKRUPTCY CODE”); OR (II) OTHERWISE WOULD HAVE ACCRUED AND BECOME DUE BUT FOR THE FILING OF A PETITION BY OR AGAINST THE COMPANY OR ANY OF THE OTHER LOAN PARTIES UNDER THE

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BANKRUPTCY CODE AND THE OPERATION OF CERTAIN PROVISIONS OF THE BANKRUPTCY CODE, REGARDLESS IN ALL CASES OF WHETHER ANY SUCH AMOUNTS ARE ALLOWED AS A CLAIM UNDER THE BANKRUPTCY CODE OR AVOIDED PURSUANT TO FRAUDULENT CONVEYANCE, PREFERENTIAL TRANSFER OR ANY OTHER REASON.  EACH PURCHASER MAKES THE FOREGOING ACKNOWLEDGMENT AND AGREEMENT IN ACCORDANCE WITH THE DOCTRINE KNOWN AS THE “RULE OF EXPLICITNESS.”

“Senior Debt Maturity Date” means the earlier of (i) the scheduled maturity date of the Senior Debt including any refinancings or extensions thereof with the same Senior Lenders or different Senior Lenders (but not to include Berkshire Partners LLC, JH Partners LLC and their Affiliates) and (ii) the date of repayment in full of the Senior Debt, whether by prepayment, redemption, acceleration or otherwise, where such Senior Debt is not being refinanced in the manner provided for in clause (i).

“Senior Lenders” means the Senior Lenders under the Senior Credit Agreements, and shall be deemed to include any holder of any obligation which is payable under any Senior Credit Agreement or secured by any lien securing any Senior Credit Agreement.

“Senior Loan Documents” shall mean the Senior Credit Agreements, all agreements, certificates and documents identified as “Loan Documents” (or a similar term) in the Senior Credit Agreements, and all documents executed by the Company or any of its Affiliates in connection therewith (in each case, as the same may be amended, modified, waived, supplemented, extended, restated, replaced or refinanced from time to time in accordance with Article V hereunder).

“Senior Subordinated Note Documents” shall mean this Agreement, the Notes and the other agreements, certificates, instruments and documents delivered herewith and therewith.

“Significant Subsidiary” means, as of any date of determination, any wholly-owned Subsidiary of the Company that has total assets in excess of $12,500,000, determined in accordance with GAAP.

“Solvent” means, as of any date of determination, and as to any Person, that on such date:  (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction (including, in the case of the Company, the issuance of the Notes described in this Agreement); and (d) such Person is generally paying its debts as they become due.  For purposes of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2)

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the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Source” shall have the meaning assigned to it in Section 4.2(c).

“Stockholders Agreement” shall mean the Stockholders Agreement dated as of June 10, 2004, by and among the Company and the stockholders named therein, as amended by the First Amendment to Stockholders Agreement, dated as of December 21, 2004.

“Subordination Agreement” shall mean the Subordination Agreement dated as of the date hereof by and among the Purchaser and the Senior Lenders.

“Subsidiary” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest.  Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

“Transaction Costs” means all fees, costs, expenses, premiums, termination payments and prepayment penalties incurred by the Company or its Subsidiaries on or before the date hereof (or promptly thereafter in connection with the transactions under the Senior Credit Agreements occurring on the date hereof) in connection with the transactions contemplated by the Senior Credit Agreements, including write-off of deferred financing costs.

“Transaction Fee” shall have the meaning assigned to it in Section 1.6.

“York Street Purchasers” means York Street Mezzanine Partners, L.P. and York Street Mezzanine Partners II, L.P., collectively.

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Schedule I

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED
York Street Mezzanine Partners, L.P. c/o York Street Capital Partners, L.L.C. One Pluckemin Way Bedminster, NJ 07921 Attention: Robert M. Golding Tel: (908) 658-3714 Fax: (908) 658-9933	$20,000,000
York Street Mezzanine Partners II, L.P. c/o York Street Capital Partners II, L.L.C. One Pluckemin Way Bedminster, NJ 07921 Attention: Robert M. Golding Tel: (908) 658-3714 Fax: (908) 658-9933	$55,000,000
Apollo Distressed Investment Fund (QP), L.P. c/o David Ruditzky 2 Manhattanville Road Purchase, NY 10577 914-272-6021 914-694-1073 ruditzky@apollodif.com	$5,712,000
Apollo Distressed Investment Offshore Fund, LTD c/o David Ruditzky 2 Manhattanville Road Purchase, NY 10577 914-272-6021 914-694-1073 ruditzky@apollodif.com	$6,288,000

Citigroup Financial Products Inc. c/o Citibank, N.A. 2 Penn’s Way New Castle, DE 19720 Attn: Vincent J. Farrell Telephone Number: 302-894-6032 Facsimile Number: 212-994-1592	$12,000,000
Deerfield Triarc Capital LLC. c/o James M. Wiant Vice President Deerfield Capital Management LLC 280 Park Avenue, 41st Floor New York, New York 10017 212.451.3178 212.451.3256 (fax)	$12,000,000
Feingold O’Keeffe Master Fund, Ltd. c/0 Scott D’Orsi, CFA Phone: 617-310-6103 Fax: 617-310-6110 Email: scott@focapital.com Address: One International Place, 23rd floor Boston, MA 02110 Portfolio Manager	$2,000,000
OCM Mezzanine Fund II, L.P. William Casperson Oaktree Capital Management, LLC 1301 Avenue of the Americas, 34th Floor New York, New York 10019 Tel: (212) 284-1965 Fax: (212) 284-1969	$12,000,000

Schedule II

[See attached]

Schedule III

•                  Irrevocable Letter of Credit, dated October 22, 2003, issued by Wells Fargo Bank, N.A. in favor of Westminster Properties, Ltd.

•                  Guaranty, dated October 17, 2003, by MD Beauty, Inc. to Westminster Properties, Ltd.

•                  Credit Card Processing Services Agreement Guaranty Addendum, dated as of January 14, 2003, between MD Beauty, Inc. and Paymentech, L.P.

•                  Irrevocable Letter of Credit, dated April 14, 2005, issued by BNP Paribas in favor of ECI Stevenson LLC, as amended by the amendment dated May 9, 2006

EXHIBIT A

FORM OF SENIOR SUBORDINATED NOTE

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT, DATED AS OF JUNE 7, 2006 (THE “AGREEMENT”), AMONG BARE ESCENTUALS, INC., YORK STREET MEZZANINE PARTNERS, L.P., YORK STREET MEZZANINE PARTNERS II, L.P. AND CERTAIN OTHER NOTE PURCHASERS PARTY THERETO.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2006 AMONG YORK STREET MEZZANINE PARTNERS, L.P., YORK STREET MEZZANINE PARTNERS II, L.P., CERTAIN OTHER NOTE PURCHASERS PARTY THERETO, BARE ESCENTUALS, INC., AND BNP PARIBAS, AS AGENT, TO THE SENIOR DEBT (AS DEFINED THEREIN), AS MORE PARTICULARLY DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.  A COPY OF THE AGREEMENT AND SUBORDINATION AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY BARE ESCENTUALS, INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, AND AS REQUIRED BY TREASURY REGULATION §1.12755-3(B)(1), INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED FROM BARE ESCENTUALS, INC.

BARE ESCENTUALS, INC.

15.0% SENIOR SUBORDINATED NOTE DUE JUNE 7, 2014

$[125,000,000]                                                                                                                                               June 7, 2006

FOR VALUE RECEIVED, the undersigned, BARE ESCENTUALS, INC., a Delaware corporation (the “Company”), promises to pay to the order of [YORK STREET MEZZANINE PARTNERS, L.P.] [YORK STREET MEZZANINE PARTNERS II, L.P.] [AND CERTAIN OTHER NOTE PURCHASERS], or registered assigns, the principal sum of [ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000)] on the Maturity Date, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of fifteen percent (15.0%) per annum from the date hereof, payable in kind or in cash quarterly in arrears on March 31, June 30, September 30 and December 31 (commencing on June 30, 2006) (each, an “Interest Payment Date”) until the principal hereof shall have become due and payable.  The entire amount of the interest payable on each Interest Payment Date on the Notes may be paid through the issuance of additional Notes, the principal amount of which is equal to the interest then due.  Notwithstanding the foregoing, the Company shall pay interest on the Notes in cash by wire transfer of immediately available funds to an account designated in writing by the holder (i) on each Interest Payment Date following the Payment in Full of the Senior Debt and, to the extent permitted under the Senior Loan Documents, on the Maturity Date, and (ii) at the option of the Company, if permitted by the Senior Loan Documents, on each Interest Payment Date prior to the Senior Debt Maturity Date.

This Note is issued by the Company on the date hereof pursuant to the Agreement.  Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Agreement.

During the continuance of an Event of Default described under Section 6.1(a), 6.1(c) or 6.1(d) of the Agreement or the failure to comply with Section 5.6 or 5.10 of the Agreement, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from the date of occurrence of such Event of Default or compliance failure at the rate of 17.0% per annum, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date.

In addition, if the Company does not perform its obligations described in Section 1.4 of the Agreement, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from one year after the date of failure to perform such obligation at the rate of 19.0% per annum, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date.

In the event that any interest rate(s) provided for in the Notes shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law.  Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Company.

Payments of principal of, and interest on this Note are to be made in lawful money of the United States of America as provided in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name

A-2

of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared by the holders of a majority of the aggregate principal amount of the Notes or otherwise become due and payable, in each case in the manner, at the price and with the effect provided in the Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

[signature page follows]

A-3

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

BARE ESCENTUALS, INC.

By:_________________________
Name:

Title:

EXHIBIT B

FORM OF PIK NOTE

THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT, DATED AS OF JUNE 7, 2006 (THE “AGREEMENT”), AMONG BARE ESCENTUALS, INC., YORK STREET MEZZANINE PARTNERS, L.P., YORK STREET MEZZANINE PARTNERS II, L.P. AND CERTAIN OTHER NOTE PURCHASERS PARTY THERETO. THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 7, 2006 AMONG YORK STREET MEZZANINE PARTNERS, L.P., YORK STREET MEZZANINE PARTNERS II, L.P., CERTAIN NOTE PURCHASERS PARTY THERETO, BARE ESCENTUALS, INC., AND BNP PARIBAS, AS AGENT, TO THE SENIOR DEBT (AS DEFINED THEREIN), AS MORE PARTICULARLY DESCRIBED IN THE SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.  A COPY OF THE AGREEMENT AND SUBORDINATION AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY BARE ESCENTUALS, INC. TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, AND AS REQUIRED BY TREASURY REGULATION §1.12755-3(B)(1), INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED FROM BARE ESCENTUALS, INC.

BARE ESCENTUALS, INC.

15.0% SENIOR SUBORDINATED NOTE DUE JUNE 7, 2014

$[                  ]                                                                                                                                 [               ] [    ], 200[  ]

FOR VALUE RECEIVED, the undersigned, BARE ESCENTUALS, INC., a Delaware corporation (the “Company”), promises to pay to the order of [YORK STREET MEZZANINE PARTNERS, L.P.] [YORK STREET MEZZANINE PARTNERS II, L.P.] [AND CERTAIN OTHER NOTE PURCHASERS], or registered assigns, the principal sum of [___________] ($[_______]) on the Maturity Date, with interest (computed on the basis of a

360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of fifteen percent (15.0%) per annum from the date hereof, payable in kind or in cash quarterly in arrears on March 31, June 30, September 30 and December 31 (commencing on [____________]) (each, an “Interest Payment Date”) until the principal hereof shall have become due and payable.  The entire amount of the interest payable on each Interest Payment Date on the Notes may be paid through the issuance of additional Notes, the principal amount of which is equal to the interest then due.  Notwithstanding the foregoing, the Company shall pay interest on the Notes in cash by wire transfer of immediately available funds to an account designated in writing by the holder (i) on each Interest Payment Date following Payment in Full of the Senior Debt and, to the extent permitted under the Senior Loan Documents, on the Maturity Date, and (ii) at the option of the Company, if permitted by the Senior Loan Documents, on each Interest Payment Date prior to the Senior Debt Maturity Date.

This Note is issued by the Company on the date hereof pursuant to the Agreement.  Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Agreement.

During the continuance of an Event of Default described under Section 6.1(a). 6.1(c) or 6.1(d) of the Agreement or the failure to comply with Section 5.6 or 5.10 of the Agreement, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from the date of occurrence of such Event of Default or compliance failure at the rate of 17.0% per annum, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date.

In addition, if the Company does not perform its obligations described in Section 1.4 of the Agreement, the Notes will bear a default rate of interest (computed on the basis of 360 days and twelve 30-day months) from one year after the date of failure to perform such obligation at the rate of 19.0% per annum, and such interest shall accrue and be payable (through the issuance of PIK Notes or, to the extent permitted under the Senior Loan Documents, in cash) on the Interest Payment Dates and in full in cash on the Maturity Date.

In the event that any interest rate(s) provided for in the Notes shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law.  Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Company.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America as provided in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name

B-2

of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared by the holders of a majority of the aggregate principal amount of the Notes or otherwise become due and payable, in each case in the manner, at the price and with the effect provided in the Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

[signature page follows]

B-3

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

BARE ESCENTUALS, INC.

By:
Name:
Title:

EXHIBIT C

[See attached]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)           We are the duly elected [**Title**] and [**Title**] of Bare Escentuals, Inc., a Delaware corporation (“Company”).

(2)           We have reviewed the terms of that certain Note Purchase Agreement dated as of June 7, 2006, by and among the Company, York Street Mezzanine Partners, L.P.,  York Street Mezzanine Partners II, L.P. and certain other note purchasers party thereto, as amended, supplemented or otherwise modified to the date hereof (said Note Purchase Agreement, as so amended, supplemented or otherwise modified, being the “Note Purchase Agreement”; the terms used but not defined herein have the meanings assigned to such terms in the Note Purchase Agreement), and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

(3)           The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[**, except as set forth below**].

[**Set forth [**below**] [**in a separate attachment to this Certificate**] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

BARE ESCENTUALS, INC.

By:
Name:
Title:
By:
Name:
Title: